Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

NEW SOURCE ENERGY CORPORATION

FIRST. The name of the corporation is New Source Energy Corporation (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is TWO HUNDRED MILLION (200,000,000) shares, of which ONE HUNDRED EIGHTY MILLION (180,000,000) shares shall be designated as Common Stock, par value $0.001 per share, and TWENTY MILLION (20,000,000) shares shall be designated as Preferred Stock, par value $0.001 per share.

The following is a statement fixing certain of the designations and rights, voting rights, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the Corporation to fix any such provisions not fixed by this Certificate of Incorporation:

A.	Preferred Stock

The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The rights, voting rights, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively, the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms adopted by the Board of Directors, and by filing a certificate pursuant to the applicable law of the State of Delaware (each, a “Preferred Stock Designation”). The Board of Directors shall have the power and authority, to the fullest extent permissible under the DGCL, as currently in effect or as amended, to determine and establish the Series Terms of a particular series by a Preferred Stock Designation, including, without limitation, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series, or any increase or decrease (but not below the number of shares thereof then outstanding) in such number;

(2) The dividend rate on the shares of that series, if any; whether such dividends, if any, shall be cumulative, noncumulative, or partially cumulative and, if cumulative or partially cumulative, the date or dates from which dividends payable on such shares shall accumulate; and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;

(5) Whether the shares of that series shall be redeemable at the option of either the Corporation or the holder, and, if so, the terms and conditions of such redemption, including relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether the Corporation shall have any repurchase obligation with respect to the shares of that series and, if so, the terms and conditions of such obligation, subject, however, to the limitations of the DGCL;

(7) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(8) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(9) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;

(10) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation;

(11) The relative priority of each series of Preferred Stock in relation to other series of Preferred Stock with respect to dividends or distribution of assets upon liquidation; and

(12) Any other designations, powers, preferences and rights, including, without limitation, any qualifications, limitations or restrictions thereof.

Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the Certificate of Incorporation and the Preferred Stock Designation, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in the Certificate of Incorporation or in the Preferred Stock Designation.

Subject to the provisions of this Article, shares of one or more series of Preferred Stock may be authorized or issued from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors, in an aggregate amount not exceeding the total number of shares of Preferred Stock authorized by the Certificate of Incorporation. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

B.	Common Stock

(1) Dividends. Subject to the provisions of any Preferred Stock Designation, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the Corporation.

No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall also have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

(2) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

(3) Voting Rights. Subject to any special voting rights set forth in any Preferred Stock Designation, the holders of the Common Stock of the Corporation shall be entitled at all meetings of stockholders to one vote for each share of such stock held by them.

C.	Prior, Parity or Junior Stock

Whenever reference is made in this Article to shares “ranking prior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are given preference over, or rank on an equality with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are junior and subordinate to the rights of the holders of such class of stock.

Except as otherwise provided herein or in any Preferred Stock Designation, each series of Preferred Stock ranks on a parity with each other series of Preferred Stock with respect to the payment of dividends and distributions upon a Liquidation Event, and each series of Preferred Stock ranks prior to the Common Stock with respect to the payment of dividends and distributions upon a Liquidation Event. Common Stock ranks junior to the Preferred Stock with respect to the payment of dividends and distributions upon a Liquidation Event.

D.	Liquidation

For the purposes of Section 2 of Section B of this Article and for the purpose of the comparable sections of any Preferred Stock Designation, the merger or consolidation of the Corporation with or into any other entity, or the merger of any other entity into the Corporation, or the sale, lease, or conveyance of all or substantially all the assets, property or business of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

E.	Reservation and Retirement of Shares

The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

Unless otherwise provided in a Preferred Stock Designation with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares without designation as to series.

FIFTH. The Board of Directors of the Corporation shall consist of such number of directors as may be determined from time to time by the Board of Directors in its sole discretion in accordance with the Bylaws of the Corporation and shall be subject to the following provisions:

A. Classification. The directors shall be divided into three classes, designated Class I, Class II, and Class III, as nearly equal in size as is practicable and with the class of any director elected to fill a vacancy resulting from the increase of the size of the Board of Directors as initially determined by the Board of Directors upon the creation of such vacancy. The term of office of the Class I directors shall expire at the first annual meeting of stockholders of the Corporation following the original effective date of this Certificate of Incorporation, the term of office of the Class II directors shall expire at the second annual meeting of stockholders of the Corporation following the original effective date of this Certificate of Incorporation, and the term of office of the Class III directors shall expire at the third annual meeting of stockholders of the Corporation following the original effective date of this Certificate of Incorporation. At each annual stockholders’ meeting following such initial classification and election, directors to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting of stockholders and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

B. Election. Holders of the Common Stock of the Corporation shall elect all directors of the Corporation (other than directors, if any, that holders of any series of Preferred Stock are entitled to elect pursuant to the provisions of the Preferred Stock Designation establishing such series). Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

C. Written Ballot. The election of directors need not be by written ballot except as may otherwise be provided in the Bylaws.

D. Cumulative Voting. Cumulative voting for the election of directors is not allowed.

E. Removal. Subject to the rights of the holders of any series of Preferred Stock to remove directors under specified circumstances, (i) no director may be removed without cause and (ii) the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any director or the entire Board of Directors for cause.

F. Stockholder Meetings. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the Chief Executive Officer or by the Board of Directors acting pursuant to a resolution adopted by a majority of the members of the Board of Directors.

SIXTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this corporation, as the case may be, and also on this Corporation.

SEVENTH. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended from time to time, a director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH. In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend and repeal bylaws of and for the Corporation.

TENTH. The name and mailing address of the incorporator is:

Kristian Kos

914 N. Broadway Ave., Suite 230

Oklahoma City, Oklahoma 73102

IN WITNESS WHEREOF, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, does make and record this Certificate of Incorporation and certify that the facts herein stated are true, and, accordingly, has hereto set his hand this 12th day of July, 2011.

/s/ Kristian Kos
Kristian Kos, Incorporator